As filed with the Securities and Exchange Commission on June 5, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROCK CREEK PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1402131
(State or other jurisdiction	(I.R.S. Employer
of incorporation or	Identification Number)
organization)

2040 Whitfield Avenue, Suite 300

Sarasota, Florida 34243

(804) 527-1970

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Park A. Dodd, III

Chief Financial Officer

Rock Creek Pharmaceuticals, Inc.

2040 Whitfield Avenue, Suite 300

Sarasota, Florida 34243

(804) 527-1970

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Curt P. Creely, Esquire
Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602
Phone: (813) 229-2300
Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per		Aggregate	Amount of
Securities to be Registered	Registered(1)	Share		Offering Price	Registration Fee
Common Stock, $0.0001 par value per share	5,100,000 shares	$ 0.61	(2)	$3,111,000	$401
Common Stock, $0.0001 par value per share, issuable upon exercise of warrants	15,567,940 shares(3)	$1.00	(4)	$15,567,940	$2,006
Common Stock, $0.001 par value per share, issuable upon conversion of notes	5,800,000 shares(5)	$1.00	(6)	$5,800,000	$748
Totals	26,467,940 shares			$24,478,940	$3,155

(1)	This registration statement also covers any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated based upon the average of the high and low reported sales prices of the registrant’s common stock as reported on the Nasdaq Global Market on June 3, 2014, solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(3)	Represents the maximum number of shares of common stock that the registrant expects could be issuable upon exercise of warrants.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on the $1.00 per share exercise price of the warrants.

(5)	Represents the maximum number of shares of common stock that the registrant expects could be issuable upon conversion of notes.

(6)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on the $1.00 conversion price under the notes.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 5, 2014

Prospectus

Rock Creek Pharmaceuticals, Inc.
26,467,940 Shares of Common Stock

This prospectus covers the offer and sale by the selling stockholders identified in this prospectus of up to 26,467,940 shares of common stock, $0.0001 par value per share, of Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.), a Delaware corporation. These 26,467,940 shares of common stock consist of:

●	5,100,000 shares issued to investors in a private placement that we completed on March 12, 2014 and an additional 5,100,000 shares issuable upon the exercise of warrants sold by us to such investors in the private placement;
●	4,167,940 shares issuable upon the exercise of warrants that were issued by us on March 12, 2014 in connection with a private placement made to holders of previously issued warrants; and
●	12,100,000 shares issuable upon the conversion of notes and the exercise of warrants that may be issued by us to a lender in connection with a $5.8 million loan agreement that we entered into on March 12, 2014, including 500,000 shares underlying warrants actually issued to the lender on March 12, 2014.

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders. We will, however, receive proceeds from any warrants exercised which are exercisable for cash.

The selling stockholders or their transferees, pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 9 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Our common stock is traded on the Nasdaq Global Market under the symbol “RCPI.” On June 3, 2014, the closing price of one share of our common stock on the Nasdaq Global Market was $0.58 per share.

Investing in our securities involves risk. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The selling stockholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

In this prospectus, we frequently use the terms “we,” “our,” “us,” “our company,” and the “Company” to refer to Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.) and its consolidated subsidiaries, Star Tobacco, Inc. and RCP Development, Inc. (f/k/a Rock Creek Pharmaceuticals, Inc.), unless the context suggests otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward-looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, without limitation, the challenges inherent in new product development initiatives, including the continued development and market acceptance of our nutraceutical products, the effect of any competitive products, our ability to license and protect our intellectual property, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices (including as related to the FDA warning letter we have received), the outcome of the ongoing investigations, the risks and uncertainties related to the corporate transition matters (including our significant shift to focus on drug development) and related items discussed herein and in the documents incorporated by reference herein.

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Forward-looking statements reflect our management’s expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. There are a number of factors that could cause actual conditions, events or results to differ materially from those described in the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus.

See an additional discussion under “Risk Factors” beginning on page 4 of this prospectus, and other factors detailed from time to time in our other filings with the SEC. These forward-looking statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement as a result of new information, future events or otherwise.

ii

PROSPECTUS SUMMARY

The information contained in or incorporated by reference into this prospectus summarizes certain information about our company. It may not contain all of the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors,” and the other information incorporated by reference into this prospectus.

Overview

In recent years, we have engaged primarily in the sale of nutraceutical dietary supplements and related cosmetic products and in pursuing ongoing research and development by our subsidiary, RCP Development, Inc. (f/k/a Rock Creek Pharmaceuticals, Inc.), of related dietary supplements and pharmaceutical products.  We continue to operate our nutraceutical supplement and cosmetic lines of business and have been evaluating this aspect of our business in light of our recent corporate transition and the matters raised in a warning letter we recently received from the FDA regarding our CigRx® and Anatabloc® dietary supplements. However, we also expect that, by leveraging the underlying science and clinical data accumulated by us in relation to our existing products, we will focus our operations on the research and development of drug candidates.  We expect much of these research and development efforts will initially focus on developing our anatabine compound as a potential drug candidate.

We historically have focused on utilizing certain alkaloids found in the Solanacea family of plants, which includes potatoes, tomatoes, and eggplants, initially to address issues related to the desire to smoke or use other traditional tobacco products. More recently, we have concentrated on the anti-inflammatory aspects of one of those alkaloids, anatabine.  Our subsidiary, RCP Development, Inc., currently manufactures and sells two nutraceutical dietary supplements: Anatabloc®, for anti-inflammatory support, and CigRx®, for assistance in fighting the urge to smoke cigarettes. RCP Development, Inc. also has been involved in the development of a cosmetic line of products that utilizes our anatabine compound to improve the appearance of the skin. We introduced Anatabloc® Facial Crème in September 2012 and related line extensions in 2013.  Since the introduction of Anatabloc®, our revenues have been derived almost exclusively from the sale of our anatabine based nutraceutical products and, more particularly, Anatabloc®.  We do not expect to recognize any revenues related to our drug development initiatives for the foreseeable future.

Recent Events

At our last stockholder meeting in December 2013, our stockholders approved an amendment to our Ninth Amended and Restated Certificate of Incorporation to change our company name from Star Scientific, Inc. to Rock Creek Pharmaceuticals, Inc. Accordingly, on June 2, 2014, we filed our Tenth Amended and Restated Certificate of Incorporation changing our name to Rock Creek Pharmaceuticals, Inc. effective as of 12:01 a.m. on June 4, 2014. In addition, on June 4, 2014, we changed our trading symbol from “STSI” to “RCPI” to reflect the name change.

In connection with our name change, we also changed the name of our subsidiary from Rock Creek Pharmaceuticals, Inc. to RCP Development, Inc. effective as of 12:00 a.m. on June 4, 2014.

Finally, in connection with our name change and as part of our on-going corporate transition, we have moved our principal offices from Glen Allen, Virginia to Sarasota, Florida.

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Corporate Information

Our principal executive offices are now located at 2040 Whitfield Avenue, Suite 300, Sarasota, Florida 34243, and our telephone number is (804) 527-1970. Our new website is www.rockcreekpharma.com. The information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

The Offering

This prospectus covers the offer and sale by the selling stockholders identified in this prospectus of up to 26,467,940 shares of our company’s common stock, $0.0001 par value per share, which we refer to as the “Offering.” These 26,467,940 shares of common stock consist of:

●	5,100,000 shares issued to investors in a private placement that we completed on March 12, 2014 and an additional 5,100,000 shares issuable upon the exercise of warrants sold by us to such investors in the private placement;

●	4,167,940 shares issuable upon the exercise of warrants that were issued by us on March 12, 2014 in connection with a private placement made to holders of previously issued warrants; and

●	12,100,000 shares issuable upon the conversion of notes and the exercise of warrants that may be issued by us to a lender in connection with a $5.8 million loan agreement that we entered into on March 12, 2014, including 500,000 shares underlying warrants actually issued to the lender on March 12, 2014.

We are also registering for resale any additional shares of common stock that may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of common stock.

March 2014 Financing Transactions

On March 12, 2014, we entered into a series of financing transactions that resulted in gross cash proceeds to our company of approximately $9.3 million and a credit facility of approximately $5.8 million, for total available funds of approximately $15.1 million. We refer to these financing transactions, which are described below, as the “March 2014 Financing Transactions.”

Equity Transactions

On March 12, 2014, we entered into separate Securities Purchase and Registration Rights Agreements (the “March 12th Warrant Agreements”) with two accredited investors who held previously issued warrants to purchase 4,167,940 shares of our common stock, at exercise prices ranging from $1.50 per share to $1.80 per share. These two accredited investors were Iroquois Master Fund Ltd. and American Capital Management, LLC. Pursuant to the March 12th Warrant Agreements, in order to induce each warrant holder to immediately exercise the prior warrants, we agreed to (i) reduce the exercise price of the prior warrants to $1.00 per share, and (ii) grant each warrant holder a new warrant with an exercise price of $1.00 per share for the same amount of shares of common stock as the prior warrants (an aggregate of 4,167,940 shares of common stock). In exchange, each warrant holder agreed to immediately exercise its prior warrants, whereby the warrant holder purchased an aggregate of 4,167,940 shares of common stock resulting in gross proceeds to our company of approximately $4.2 million. The new warrants are exercisable beginning on September 12, 2014 for an aggregate of 4,167,940 shares of common stock, and expire on September 12, 2021. Additionally, the March 12th Warrant Agreements grant the warrant holders customary resale registration rights with respect to the shares of common stock underlying the new warrants. In addition, we granted these investors certain rights to participate in our future equity financings for a period of two years.

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On March 12, 2014, we also entered into separate Securities Purchase and Registration Rights Agreements (the “March 12th Direct Investment Agreements”) with four different accredited investors (each, a “Direct Investor”) to sell an aggregate of 5,000,000 shares of common stock at $1.00 per share, 100,000 shares of common stock at $1.125 per share, and warrants to purchase an aggregate of 5,100,000 shares of common stock at an exercise price of $1.00 per share. These Direct Investors were Bradley R. Kroenig, Rachael J. Williams, Caroline C. Williams, and Joseph L. Schwarz (or affiliated entities). This transaction resulted in gross proceeds to us of $5.1 million. The warrants are exercisable beginning on September 12, 2014 for an aggregate of 5,100,000 shares of common stock, and expire on September 12, 2021. Additionally, the March 12th Direct Investment Agreements grant the Direct Investors customary resale registration rights with respect to the shares of common stock issued to the Direct Investors as well as the shares of common stock underlying the warrants. In addition, we granted these investors certain rights to participate in our future equity financings for a period of two years.

We refer to these two equity transactions as the “March 2014 Equity Transactions.”

Loan Agreement

On March 12, 2014, we also entered into a loan agreement with another existing investor, John J. McKeon (the “Lender”), pursuant to which he agreed to loan us up to $5.8 million (the “Loan Agreement”). The term of the Loan Agreement is through April 15, 2015, and each note representing an advance under the Loan Agreement will have a two year term before maturity. Outstanding advances under the Loan Agreement will bear interest at the lesser of (i) three percent or (ii) the maximum rate permitted by applicable law. In consideration for the Lender’s entry into the Loan Agreement, we issued the Lender a warrant to purchase 500,000 shares of common stock. The terms and conditions of this warrant are substantially similar to the terms and conditions (including the exercise price) of the warrants issued in the March 2014 Equity Transactions.

Each advance made to us by the Lender must be in increments of $1.250 million, and the aggregate amount of advances to us during any 30 day period cannot exceed $1.250 million. We are not permitted to request any advances under the Loan Agreement until no more than $2,000,000 of the proceeds from the March 2014 Equity Transactions remains to be spent by us. Unless consented to by the Lender, we are not permitted to re-borrow advances once they have been repaid by us. Further, the maximum amount under the Loan Agreement of $5.8 million will be reduced, on a dollar for dollar basis, to the extent that we obtain third party financing. We are permitted to terminate the Loan Agreement if we raise equity financing greater than $5.8 million during the term, subject to the Lender’s conversion rights discussed below.

Pursuant to the Loan Agreement, the Lender has certain conversion rights whereby he would be permitted to convert outstanding advances (as evidenced by the notes) into shares of our common stock and a matching warrant to purchase an equal number of additional shares of common stock at a conversion price of $1.00. The exercise price under each warrant would be $1.00 per share, and the terms and conditions of the warrants would be substantially similar to the terms and conditions of the warrants issued in the March 2014 Equity Transactions. The Lender would not be permitted to convert outstanding advances if, upon conversion, the Lender would beneficially own more than 9.99% of our then outstanding common stock.

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Other terms and conditions of the Loan Agreement include the following:

●	We will provide the Lender with a statement of how we use the proceeds of any advances.

●	We are permitted to draw down the entire amount available for advance at the end of the term, and are permitted to require the Lender to convert such draw (subject to the 9.99% ownership cap discussed above, with any amounts not converted either paid by us in cash or left outstanding for the term of the underlying note).

●	We granted the Lender certain rights to participate in our future equity financings for a period of two years (but only to the extent there are then outstanding advances under the Loan Agreement).

●	We granted the Lender customary resale registration rights with respect to the shares of common stock and warrants that may be issued in connection with the conversion rights discussed above as well as the shares of common stock issuable upon the exercise of the warrant issued to the Lender on March 12, 2014.

●	The Lender is permitted to accelerate the payment of any note if we fail to timely deliver common stock or warrants upon conversion, we fail to make payment when due under the note(s) or actions generally being taken with respect to bankruptcy and similar proceedings.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated herein by reference from “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 17, 2014 and amended to include Part II information on April 30, 2014, and as further updated by our subsequent Exchange Act filings we file with the SEC after the date of this prospectus and that are, in each case, incorporated by reference herein. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the price of our common stock and the value of your investment in our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus. However, 15,567,940 shares of common stock offered by this prospectus are issuable in the future upon the exercise of the warrants issued in connection with the March 2014 Financing Transactions and the warrants to be issued upon the conversion of the notes to be issued pursuant to the Loan Agreement, which are exercisable for cash. If (i) we receive advances of $5.8 million under the Loan Agreement, (ii) the full principal amount of the notes representing such advances is converted into shares and warrants, and (iii) all such warrants and all of the warrants issued in March 2014 in connection with the March 2014 Financing Transactions are fully exercised, we will receive gross cash gross proceeds of $15,567,940. We expect to use the proceeds from the exercise of such warrants, if any, for general corporate purposes.

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SELLING STOCKHOLDERS

Throughout this prospectus, when we refer to: (i) the shares of our common stock being registered for resale on behalf of the selling stockholders, we are collectively referring to (a) the 5,100,000 shares of common stock purchased pursuant to the March 12th Direct Investment Agreements (the “Shares”), (b) the 5,800,000 shares of our common stock that may be issued upon conversion of the notes issuable under the Loan Agreement (the “Convertible Notes”), (c) the 5,800,000 shares of our common stock that may be purchased upon exercise of the warrants issuable upon conversion of the Convertible Notes (the “Conversion Warrants”), and (d) the 9,767,940 shares of our common stock that may be purchased upon exercise of the warrants issued in March 2014 pursuant to the March 12th Warrant Agreements, the March 12th Direct Investment Agreements, and the Loan Agreement (the “March Warrants”), and (ii) the Offering, we are referring to the selling stockholders’ resale of (w) the Shares, (x) the 5,800,000 shares of our common stock issuable upon conversion of the Convertible Notes, (y) the 5,800,000 shares of our common stock issuable upon exercise of the Conversion Warrants, and (z) the 9,767,940 shares of our common stock issuable upon exercise of the March Warrants. When we refer to the selling stockholders in this prospectus, we are collectively referring to the stockholders identified in the table below.

The March 2014 Financing Transactions were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(2) thereof and the rules and regulations promulgated thereunder, and were entered into only with accredited investors, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Other than Bradley Kroenig, who is a non-employee consultant to our company, none of the selling stockholders have had any position, office or material relationship with us within the past three years other than as stockholders.

In satisfaction of our obligations under the March 12th Warrant Agreements, the March 12th Direct Investment Agreements, and the Loan Agreement, the registration statement, of which this prospectus is a part, registers the resale of (i) the Shares, (ii) the 5,800,000 shares of our common stock issuable upon conversion of the Convertible Notes, (iii) the 5,800,000 shares of our common stock issuable upon exercise of the Conversion Warrants, and (iv) the 9,767,940 shares of our common stock issuable upon exercise of the March Warrants.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Unless otherwise noted, each person, entity, or group identified possesses sole voting and investment power with respect to his, her or its shares, subject to community property laws where applicable. Shares of common stock subject to warrants or options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the warrants or options but are not deemed outstanding for computing the percentage ownership of any other person. In calculating the percentage of shares beneficially owned by the selling stockholders after the Offering, we have based our calculations on 181,859,940 shares of common stock, which represents the number of shares of our common stock deemed outstanding as of June 2, 2014.

The following table sets forth the (i) name of each selling stockholder, (ii) number of shares beneficially owned by each selling stockholder prior to and after the Offering, (iii) number of shares that may be offered under this prospectus by each selling stockholder, and (iv) percentage of shares of our common stock beneficially owned by each selling stockholder assuming all of the shares covered hereby are sold.

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The number of shares in the column “Number of Shares Being Offered Hereby” represents all of the shares of our common stock that the selling stockholders may offer under this prospectus, and assumes that: (i) we receive advances of $5.8 million under the Loan Agreement, (ii) the full principal amount of the notes representing such advances (i.e., the Convertible Notes) is converted into shares and warrants (i.e., Conversion Warrants), (iii) all of the shares issuable upon conversion of the Convertible Notes are sold, (iv) all of the Conversion Warrants and the March Warrants are exercised for cash, and (v) all of the Shares are sold.

The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders. The information in the table is based on information provided by or on behalf of the selling stockholders. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information, all or a portion of the shares of common stock beneficially owned by the selling stockholders in transactions exempt from the registration requirements of the Securities Act.

					Shares Beneficially Owned
					After the Offering
	Shares of
	Common Stock		Number of
	Beneficially		Shares Being
	Owned Prior to		Offered			Percentage
Selling Stockholders(1)	the Offering		Hereby		Number	(%)(2)
Iroquois Master Fund Ltd. (3)	581,939	(4)	858,577	(5)	581,939	*

American Capital Management, LLC(6)	2,208,933	(7)	3,309,363	(8)	2,208,933	1.21%

Bradley R. Kroenig Revocable Trust(9)	340,000	(10)	200,000	(11)	240,000	*

Rachel Williams	2,000,000	(12)	3,000,000	(13)	500,000	*

Caroline Williams	2,000,000	(14)	3,000,000	(15)	500,000	*

Joseph L. Schwarz	2,500,000	(16)	4,000,000	(17)	500,000	*

By Grace Foundation Corp.	—		200,000	(18)	—	*

John J. McKeon	11,657,400	(19)	11,900,000	(20)	11,657,400	6.41%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Unless otherwise noted, the address for each of the selling stockholders is c/o Rock Creek Pharmaceuticals, Inc., 2040 Whitfield Avenue, Suite 300, Sarasota, Florida 34243.

(2)	Based on the number of outstanding shares as of June 2, 2014.

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(3)	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF. The address for IMF is c/o Iroquois Capital Management L.L.C., 641 Lexington Avenue, 26th Floor, New York, NY 10022.

(4)	Based solely on information received from IMF, includes 546,939 restricted shares and 35,000 shares of common stock. Does not include 858,577 shares of common stock issuable upon the exercise of a warrant that will be exercisable beginning on September 12, 2014.

(5)	Represents 858,577 shares of common stock issuable upon the exercise of a warrant that will be exercisable beginning on September 12, 2014. That warrant contains a restriction that would prevent IMF from exercising the warrant to the extent that such exercise would cause IMF to beneficially own more than 9.99% of our issued and outstanding shares of common stock.

(6)	As the manager of American Capital Management, LLC (“ACM”), Kimberly Page has sole voting and investment power over securities held by ACM. The address for ACM is 641 Lexington Avenue, 26th Floor, New York, NY 10022.

(7)	Based solely on information received from ACM, includes 2,208,933 restricted shares. Does not include 3,309,363 shares of common stock issuable upon the exercise of a warrant that will be exercisable beginning on September 12, 2014.

(8)	Represents 3,309,363 shares of common stock issuable upon the exercise of a warrant that will be exercisable beginning on September 12, 2014. That warrant contains a restriction that would prevent ACM from exercising the warrant to the extent that such exercise would cause ACM to beneficially own more than 9.99% of our issued and outstanding shares of common stock.

(9)	As trustee of the Bradley R. Kroenig Revocable Trust (the “Kroenig Trust”), Bradley R. Kroenig has sole voting and investment power over securities held by the Kroenig Trust. The address for the Kroenig Trust is 657 Daniel Ct., Wyckoff, NJ 07481.

(10)	Based solely on information received from Mr. Kroenig, includes (i) 100,000 shares of common stock over which Mr. Kroenig has sole voting and investment power, (ii) 100,000 shares of common stock issuable upon exercise of options that are currently exercisable, (iii) 40,000 shares of common stock owned by Mr. Kroenig, and (iv) 100,000 shares of common stock held by the Kroenig Trust. Does not include 100,000 shares of common stock issuable upon the exercise of a warrant held by the Kroenig Trust that will be exercisable beginning on September 12, 2014.

(11)	Includes 100,000 shares of common stock held by the Kroenig Trust and 100,000 shares of common stock issuable upon the exercise of a warrant held by the Kroenig Trust that will be exercisable beginning on September 12, 2014. That warrant contains a restriction that would prevent the Kroenig Trust from exercising the warrant to the extent that such exercise would cause the Kroenig Trust to beneficially own more than 9.99% of our issued and outstanding shares of common stock.

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(12)	Based solely on information received from Rachel Williams, represents 2,000,000 shares of common stock held by Ms. Williams, 1,500,000 of which were acquired in one of the March 2014 Equity Transactions described above. Does not include 1,500,000 shares of common stock issuable upon the exercise of a warrant that will be exercisable beginning on September 12, 2014.

(13)

Includes 1,500,000 shares of common stock held by Ms. Williams and 1,500,000 shares of common stock issuable upon the exercise of a warrant that will be exercisable beginning on September 12, 2014. That warrant contains a restriction that would prevent Ms. Williams from exercising the warrant to the extent that such exercise would cause Ms. Williams to beneficially own more than 9.99% of our issued and outstanding shares of common stock.

(14)	Based solely on information received from Caroline Williams, represents 2,000,000 shares of common stock held by Ms. Williams, 1,500,000 of which were acquired in one of the March 2014 Equity Transactions described above. Does not include 1,500,000 shares of common stock issuable upon the exercise of a warrant that will be exercisable beginning on September 12, 2014.

(15)	Includes 1,500,000 shares of common stock held by Ms. Williams and 1,500,000 shares of common stock issuable upon the exercise of a warrant that will be exercisable beginning on September 12, 2014. That warrant contains a restriction that would prevent Ms. Williams from exercising the warrant to the extent that such exercise would cause Ms. Williams to beneficially own more than 9.99% of our issued and outstanding shares of common stock.

(16)	Based solely on information received from Joseph L. Schwarz, includes 500,000 shares of common stock held by Mr. Schwarz. Also includes 2,000,000 shares of common stock held in Mr. Schwarz’s Roth IRA in the name of Pershing LLC custodian FBO Joseph L. Schwarz, Roth IRA (the “Schwarz IRA”). Mr. Schwarz has sole voting and investment power over securities held by the Schwarz IRA. Does not include 2,000,000 shares of common stock issuable upon the exercise of a warrant held by the Schwarz IRA that will be exercisable beginning on September 12, 2014. The address for Mr. Schwartz and the Schwartz IRA is 1241 Gulf of Mexico Drive #201, Long Boat Key, FL 34228.

(17)	Includes 2,000,000 shares of common stock held by the Schwarz IRA and 2,000,000 shares of common stock issuable upon the exercise of a warrant held by the Schwarz IRA that will be exercisable beginning on September 12, 2014. That warrant contains a restriction that would prevent the Schwarz IRA from exercising the warrant to the extent that such exercise would cause the Schwarz IRA to beneficially own more than 9.99% of our issued and outstanding shares of common stock.

(18)	John J. McKeon, as President and Director of By Grace Foundation Corp., and Robert B. Gould, as Secretary, Treasurer and Director of By Grace Foundation Corp., share voting and investment power over these securities. Represents 200,000 shares of common stock issuable upon the exercise of a warrant that will be exercisable beginning on September 12, 2014. That warrant contains a restriction that would prevent By Grace Foundation Corp. from exercising the warrant to the extent that such exercise would cause By Grace Foundation Corp. to beneficially own more than 9.99% of our issued and outstanding shares of common stock. The address for By Grace Foundation Corp. is 621 New Jersey Avenue, Point Pleasant Beach, New Jersey 08742.

(19)	Based solely on information received from John J. McKeon, includes 143,700 shares of common stock issuable upon the exercise of options that expire in January 2015. Does not include (i) 300,000 shares of common stock issuable upon the exercise of a warrant that will be exercisable beginning on September 12, 2014, (ii) 5,800,000 shares of common stock issuable upon the conversion of the Convertible Notes described above, or (iii) 5,800,000 shares of common stock issuable upon the exercise of the Conversion Warrants described above. The address for Mr. McKeon is 15A Golf Village, Key Largo, Florida 33067.

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(20)	Includes (i) 300,000 shares of common stock issuable upon the exercise of a warrant that will be exercisable beginning on September 12, 2014, (ii) 5,800,000 shares of common stock issuable upon the conversion of the Convertible Notes described above, and (iii) 5,800,000 shares of common stock issuable upon the exercise of the Conversion Warrants described above. The warrant described in clause (i) contains, and the Conversion Warrants will contain, a restriction that would prevent Mr. McKeon from exercising such warrants to the extent that such exercise would cause Mr. McKeon to beneficially own more than 9.99% of our issued and outstanding shares of common stock.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their Shares, shares of common stock issuable upon the conversion of the Convertible Notes, and shares of common stock issuable upon the exercise of the Conversion Warrants and/or the March Warrants (collectively, the “Securities”) on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the Securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

●	privately negotiated transactions;

●	settlement of short sales;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	in the over the counter market;

●	through options, swaps or derivatives;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

 The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

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The selling stockholders may from time to time pledge or grant a security interest in some or all the shares of common stock respectively owned by them and, if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholders. If we are notified by the selling stockholders that any material arrangement has been entered into with an underwriter or a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We have agreed to keep the registration statement effective until such date that is the earlier of (i) the date on which all of the Securities are eligible to be sold without restriction pursuant to Rule 144 (or any successor rule thereto) under the Securities Act or (ii) the date on which all of the Securities offered hereby are sold or distributed. The selling stockholders may sell all, some or none of their shares in this Offering.

We are required to pay certain fees and expenses incurred incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by the law firm of Foley & Lardner LLP, Tampa, Florida.

EXPERTS

Cherry Bekaert LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on their report given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

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●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 17, 2014, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2014;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 12, 2014;

●	Our Current Reports on Form 8-K filed with the SEC on January 2, 2014, January 10, 2014, February 14, 2014, April 7, 2014, May 2, 2014, May 23, 2014, June 2, 2014, and June 4, 2014; and

●	The description of our common stock as set forth in our Registration Statement on Form 8-A/A filed pursuant to Section 12(b) of the Exchange Act, filed with SEC on June 21, 2001, and any amendment or report updating that description.

We are also incorporating by reference all other reports that we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date on which we filed the registration statement of which this prospectus is a part and the termination of the Offering (other than any information that is not deemed filed under the Exchange Act). To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits unless they are specifically incorporated by reference in those documents, call or write to Rock Creek Pharmaceuticals, Inc., Attention: Investor Relations, 2040 Whitfield Avenue, Suite 300, Sarasota, Florida 34243 (telephone number: (804) 527-1970).

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus. Any statement contained in this prospectus or in a document incorporated by reference into, or deemed to be incorporated by reference into, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference into, or is deemed to be incorporated by reference into, this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. You may also view our filings with the SEC on our internet site at www.rockcreekpharma.com. The information on our website is not incorporated by reference into this prospectus.

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This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities described herein. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

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Rock Creek Pharmaceuticals, Inc.

26,467,940 Shares of Common Stock

Prospectus

             , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by the Company in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee. All of these fees and expenses will be borne by the Company.

SEC registration fee	$3,155	(1)

Accounting fees and expenses	$10,000

Legal fees and expenses	$25,000

Miscellaneous	$500

Total	$38,655

(1)	Rounded up to nearest whole number.

Item 15.	Indemnification of Directors and Officers.

We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual who is or was serving at the corporation’s request as a director, officer, employee or agent of another organization, partnership, joint venture, trust or other enterprise, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful.

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Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual who is or was serving at the request of the corporation as a director, officer, employee or agent of another organization, partnership, joint venture, trust or other enterprise, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (c) of Section 145 provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Subsection (f) of Section 145 also provides that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled. Subsection (g) of Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual who is or was serving at the corporation’s request as a director, officer or employee of another organization, partnership, joint venture, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Our Tenth Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director, to the fullest extent permitted by the DGCL. Our By-laws (as amended and restated) provide for indemnification of directors and, if authorized by our board of directors, officers, employees and agents and any and all persons whom the board of directors has the power to indemnify to the full extent and in the manner permitted by the DGCL. Section 145 of the DGCL makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act.

We have entered into indemnification agreements with our directors and certain of our officers which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance.

Item 16.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

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Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on June 5, 2014.

ROCK CREEK PHARMACEUTICALS, INC.

By:	/s/ Michael J. Mullan
Michael J. Mullan
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Michael J. Mullan and Park A. Dodd, III and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any Rule 462(b) registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Michael J. Mullan	Chief Executive Officer and	June 5, 2014
Michael J. Mullan	Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Park A. Dodd, III	Chief Financial Officer	June 5, 2014
Park A. Dodd, III	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Christopher C. Chapman	President and Director	June 5, 2014
Christopher C. Chapman

/s/ Benjamin M. Dent	Director	June 5, 2014
Benjamin M. Dent

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/s/ Scott P. Sensenbrenner	Director	June 5, 2014
Scott P. Sensenbrenner

/s/ Thomas L. Wilson	Director	June 5, 2014
Thomas L. Wilson

S-2

EXHIBIT INDEX

The following exhibits are filed as part of, or are incorporated by reference into, this Registration Statement on Form S-3:

Exhibit No.	Description

3.1	Tenth Amended and Restated Certificate of Incorporation (Incorporated by reference to Current Report on Form 8-K filed on June 4, 2014).

3.2	By-laws of Rock Creek Pharmaceuticals, Inc. (Incorporated by reference to Current Report on Form 8-K filed on June 4, 2014).

4.1	Specimen Common Stock Certificate (Incorporated by reference to Current Report on Form 8-K filed on June 4, 2014).

4.2	Form of Promissory Note to be issued to John Joseph McKeon in connection with advances made under the Loan Agreement, dated March 12, 2014, between Star Scientific, Inc. and John Joseph McKeon (Incorporated by reference to Quarterly Report on Form 10-Q filed on May 12, 2014).

4.3	Common Stock Purchase Warrant issued by Star Scientific, Inc. to John Joseph McKeon, dated March 12, 2014 (Incorporated by reference to Quarterly Report on Form 10-Q filed on May 12, 2014).

4.4	Form of Common Stock Purchase Warrant, dated March 12, 2014, issued by Star Scientific, Inc. to investors under Securities Purchase and Registration Rights Agreements dated March 12, 2014 (Incorporated by reference to Quarterly Report on Form 10-Q filed on May 12, 2014).

5.1	Opinion of Foley & Lardner LLP.

10.1	Loan Agreement, dated March 12, 2014, between Star Scientific, Inc. and John Joseph McKeon (Incorporated by reference to Quarterly Report on Form 10-Q filed on May 12, 2014).

10.2	Securities Purchase and Registration Rights Agreement, dated March 12, 2014, between Star Scientific, Inc. and Iroquois Master Fund Ltd. (Incorporated by reference to Quarterly Report on Form 10-Q filed on May 12, 2014).

10.3	Securities Purchase and Registration Rights Agreement, dated March 12, 2014, between Star Scientific, Inc. and American Capital Management, LLC (Incorporated by reference to Quarterly Report on Form 10-Q filed on May 12, 2014).

10.4	Securities Purchase and Registration Rights Agreement, dated March 12, 2014, between Star Scientific, Inc. and Bradley R. Kroenig on behalf of Bradley R. Kroenig Revocable Trust (Incorporated by reference to Quarterly Report on Form 10-Q filed on May 12, 2014).

10.5	Securities Purchase and Registration Rights Agreement, dated March 12, 2014, between Star Scientific, Inc. and Rachel J. Williams (Incorporated by reference to Quarterly Report on Form 10-Q filed on May 12, 2014).

10.6	Securities Purchase and Registration Rights Agreement, dated March 12, 2014, between Star Scientific, Inc. and Caroline C. Williams (Incorporated by reference to Quarterly Report on Form 10-Q filed on May 12, 2014).

10.7	Securities Purchase and Registration Rights Agreement, dated March 12, 2014, between Star Scientific, Inc. and Joseph L. Schwarz on behalf of Pershing LLC Custodian FBO Joseph L. Schwarz, Roth IRA (Incorporated by reference to Quarterly Report on Form 10-Q filed on May 12, 2014).

23.1	Consent of Cherry Bekaert LLP.

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).